June 29, 2009

Mr. Patrick Gilmore, Accounting Branch Chief
U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549
Mail Stop 4561

Re:	Banks.com, Inc. Form 10-K/A for the Fiscal Year Ended December 31, 2008 Filed April 1, 2009 File No. 001-33074

Dear Mr. Gilmore:

        On June 16, 2009, the Company responded to the Commission’s letter of June 2, 2009, which contained staff comments regarding the Company’s Form 10-K/A filed April 1, 2009. In connection with the foregoing, the Company hereby acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the Form 10-K/A filed April 1, 2009;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to such filing;

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, BANKS.COM, INC. /s/ Daniel O'Donnell Daniel O'Donnell, Chief Executive Officer